UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 1, 2012

       Portlogic Systems Inc.

(Exact name of registrant as specified in its charter)

Nevada

333-151434

20-2000407

(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

100 King St. W., Suite 5700, Toronto, Ontario, Canada

M5X 1K7

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code

(647) 847-8350

___________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2012, we entered into an Independent Contractor Agreement with Joe Putegnat, who became one of our directors and our Chief Executive Officer and President on July 1, 2012. The agreement provides that Mr. Putegnat is to perform services as our President and Chief Executive Officer pursuant to the directives of our Board of Directors and as one of our directors. The services include developing business plans and strategies, overseeing the services performed by our other officers, representing us to the public and capital markets, and attending meetings of our Board of Directors. Unless the agreement is terminated early, the services shall be performed from July 1, 2012 through December 31, 2012. This agreement may automatically renew for periods of 6 months under the same terms if both parties agree. This agreement permits early termination by either party upon delivery of 45 days advance written notice. There are no early termination penalties.

The Independent Contractor Agreement between Joe Putegnat and Portlogic Systems Inc. is filed as Exhibit 10.1 to this report, incorporated herewith.

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 1, 2012, Jueane Thiessen resigned as our Chief Executive Officer and President. Ms. Thiessen’s resignation was not a result of any disagreement with us on any matter relating to our operations, policies or practices. Ms. Thiessen continues to serve as our Principal Accounting Officer, Chief Financial Officer and Treasurer, and on our Board of Directors.

On July 1, 2012, Joe Putegnat was appointed to our Board of Directors. The appointment fills a vacant position existing on the board.

On July 1, 2012, Joe Putegnat was appointed as our Chief Executive Officer and President. We entered into an Independent Contractor Agreement with Mr. Putegnat on July 1, 2012, which is described in Item 1.01 of this report and filed as Exhibit 10.1, and is incorporated herewith.

Mr. Putegnat is an experienced telecommunications executive and entrepreneur with more than 20 years extensive career in the development of wholesale carrier sales; credited with several start-up ventures in addition to his tenures at major telecommunications companies. From 2010 through 2011, Mr. Putegnat was the founder and President of XcomIP, LLC. From 2007 to 2008 he was the founder and President of XchangeTel, Inc., an international long-distance wholesale carrier focused on the use of VoIP technologies. Mr. Putegnat founded and served as President and CEO of Jupiter Telecom, Inc., an international long-distance wholesale carrier also focused on the use of VoIP technologies in the early years of integration from 2003 to 2005. Prior to founding Jupiter Telecom, from 1996 to 2000, Mr. Putegnat was founder and President of LDExchange.com, Inc., a technology-oriented long-distance wholesale carrier, which he built to more than $80 million in annual revenues with 220 carriers connected to the network. In November 1998, he negotiated the sale of LDExchange.com to Micro General, Inc. (since acquired by Fidelity National Information Systems, NYSE: FNF) for approximately $38 million. From 1993 to 1995, Mr. Putegnat was a founder of San Diego-based telecom consulting firm I-Tel, where he provided strategic consulting to two major U.S. carriers, and helped to establish a route to China that grossed revenues of approximately $17 million per month. From 1986 to 1990, Mr. Putegnat served as a national account representative for U.S. Sprint, consistently ranking as one of the top sales representatives nationwide, and was a member of the President’s Club from 1986 to 1990. Mr. Putegnat attended University of Florida in 1977 and University of Central Florida in 1979.

This report may contain forward-looking statements that involve risks and uncertainties. We generally use words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including: our ability to continue as a going concern, the various interrelationships between our officers and directors which may cause conflicts of interest, amendments to current regulations adversely affecting our business, results of operations and prospects, our ability to raise additional capital, that we do not carry insurance and we may be subject to significant lawsuits which could significantly increase our expenses, and such other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the U.S. Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.

Description

10.1

Independent Contactor Agreement between Joe Putegnat and Portlogic Systems Inc., dated July 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Portlogic Systems Inc.

(Registrant)

Date: July 5, 2012

/s/ Jueane Thiessen

(Signature)

Name:

Jueane Thiessen

Title:

Chief Financial Officer